Exhibit 99.1
FOR IMMEDIATE RELEASE
Regeneron Closes $312 Million Common Stock Sale in Connection with Sanofi-Aventis Collaboration
Tarrytown, NY – December 20, 2007 – Regeneron Pharmaceuticals, Inc. (Nasdaq: REGN) announced today that following early termination of the Hart-Scott-Rodino waiting period, the Company closed the sale of 12 million newly issued shares of Regeneron common stock to the sanofi-aventis Group at a price of $26.00 per share pursuant to its previously announced agreement.
The equity purchase is part of the global strategic collaboration the two companies entered into on November 28, 2007 to discover, develop, and commercialize fully-human therapeutic antibodies.
With the proceeds of the equity sale and an $85 million upfront payment received from sanofi-aventis earlier this month, Regeneron expects to end the year with $840-$850 million in cash and securities.
About Regeneron Pharmaceuticals
Regeneron is a biopharmaceutical company that discovers, develops, and intends to commercialize therapeutic medicines for the treatment of serious medical conditions. Regeneron has therapeutic candidates in clinical trials for the potential treatment of cancer, eye diseases, and inflammatory diseases and has preclinical programs in other diseases and disorders. Additional information about Regeneron and recent news releases are available on Regeneron’s worldwide web site at www.regeneron.com
Forward Looking Statement
This news release discusses historical information and includes forward-looking statements about Regeneron and its products, programs, finances, and business, all of which involve a number of risks and uncertainties, such as risks associated with preclinical and clinical development of our drug candidates, determinations by regulatory and administrative governmental authorities which may delay or restrict our ability to continue to develop or commercialize our drug candidates, competing drugs that are superior to our product candidates, unanticipated expenses, the availability and cost of capital, the costs of developing, producing, and selling products, the potential for any collaboration agreement, including our agreements with the sanofi-aventis Group and Bayer HealthCare, to be canceled or to terminate without any product success, risks associated with third party intellectual property, and other material risks.  A more complete description of these and other material risks can be found in Regeneron’s filings with the United States Securities and Exchange Commission (SEC), including its Form 10-Q for the quarter ended September 30, 2007.  Regeneron does not undertake any obligation to update publicly any forward-looking statement, whether as a result of new information, future events, or otherwise unless required by law.
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Contact Information:
Regeneron Pharmaceuticals, Inc.
Charles Poole
Vice President, Investor Relations
1.914.345.7640
charles.poole@regeneron.com
Laura Lindsay
Media Relations
1.914.345.7800
laura.lindsay@regeneron.com